EXHIBIT 10.4

                       PRODUCTION AGREEMENT BETWEEN KBDI
                               AND LESTER BROWN,
                    THE METROPOLITAN DENVER BLACK UNITED FUND


This Production Agreement (Agreement") is entered into by and KBDI (Producer"), doing business at 2900 Welton Street, Denver, Colorado 80205: Lester Brown ("Author/Host") of L.L. Brown & Associates, Inc. doing business at 1107 S.W. Grady Way, Renton, Washington 98055; the Metropolitan Denver Black United Fund, doing business at 3542 York, Denver, Colorado. This agreement is made effective this 30th. Day of September, 1998. No alterations, deletions or additions can be made to this Agreement without the written consent of all three parties. This Agreement pertains solely to the production, videotaping, promotion, packaging and distribution of the program "Never Give Up" (working title, subject to change prior to broadcast, heretofore referred to as program"), and supersedes all previous agreements regarding the program, both oral and written. This agreement has no binding authority over general authored material provided by Lester Brown.

WHEREAS, KBDI, wishes to provide production facilities and personnel for the purpose of producing the Program and

WHEREAS, Lester Brown wishes to furnish self authored material from which to base the program, and to function as on-camera Host for the Program; and

WHEREAS, the Metropolitan Denver Black United fund wishes to provide promotions and marketing assistance with the distribution of the Program within public television via letters of support and other means currently available to them; and,

WHEREAS, KBDI, Lester Brown, and the Metropolitan Denver Black United Fund mutually agree that it is in their best interest to enter into this agreement under the following terms and conditions, all parties agree as follows:



A.  COPYRIGHT OWNERSHIP

Ownership of copyright for the program shall be granted and held equally by KBDI-TV, Lester Brown, and the Metropolitan Denver Black United Fund. Should any party cease doing business as specified in this agreement, all copyright and ownership provisions shall revert to the remaining parties






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B.  DUTIES, RESPONSIBILITIES AND ASSIGNMENTS OF KBDI

     (1) KBDI shall be the presenting station for the program, and shall retain unrestricted, non- exclusive broadcasting rights for the term of this agreement. KBDI shall have non- excusive rights to distribute the Program (reference section F of this agreement).

     (2) KDBI shall act as Executive Producer for the program, and shall assign one staff producer as an authorized agent for KDBI. As Executive Producer, KDBI is solely responsible for obtaining all necessary legal documentation required by law, FCC regulations and PBS guidelines pertaining to releases and contractual agreements for the production of the program.

     (3) Responsibilities for the KDBI staff Producer shall include, but not necessarily be limited to, assuring all technical and PBS standards for video production, broadcasting and distribution; retaining editorial (but not content) control of the Program; coordinating all equipment and facilities necessary for the production process; coordinating all promotional efforts pertaining to the Program and all distribution efforts pertaining to the Program. As producer KBDI will be responsible for the ensuring that all appropriate credits and acknowledgements are included in the Program as well as any other agreed to material, and that all underwriting acknowledgements are received, created broadcast and distribution and accordance with KBDI and FCC and guidelines.

     (4) KBDI shall serve as fiscal agent for the Program, and shall be responsible for all accounting and fiscal management for the Program as outlined by accounting regulations for non-profit and 501C3 organizations. Disbursement of funds shall be made upon the request of Producer, and approval of the Director of Production, in accordance with Program budget. KBDI shall remit all payments due within 30 days receipt of invoice.

     (5) KBDI shall provide the administrative and management services of the Director of Production, who shall be responsible for coordinating the efforts of the KBDI staff producer, and the fiscal management of the Program.

     (6) KBDI shall be responsible for coordinating all broadcast and non-broadcast distribution of the Program, and management of all funds received through all distribution of the Program. KBDI shall be responsible for upholding all agreements as specified in all distribution contracts.


C.  DUTIES AND RESPONSIBILITIES OF LESTER BROWN


     (1) Lester Brown agrees to script and edit all material to be presented in the Program in collaboration with KBDI and its assigns. Lester Brown agrees that KBDI shall retain editorial control over inclusion of all content of the Program for both broadcast and distribution.





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     (2)  Lester Brown shall host the Program in a manner  consistent  with KBSI broadcast standards, and shall complete all on-camera duties as assigned by KBDI and its assigns.

     (3) Lester Brown shall remain the sole copyright owner of all scripted material for inclusion in the program. Although KBDI and the Metropolitan Denver Black United Fund shall share equally in the copyright and ownership of the Program in its' entirety, neither KBDI nor the Metropolitan Denver Black United Fund shall have ownership or copyright to the scripted material in the program as an isolated product. Lester Brown warrants that he is the author of all scripted material, based on his true life story, that will be included in the Program, and indemnifies KBDI and the Metropolitan Denver Black United Fund of any dispute arising from authorship of written material, or facts included therein.


D.  DUTIES AND RESPONSIBILITIES OF THE METROPOLITAN DENVER BLACK UNITED FUND

     (1) The Metropolitan Denver Black United Fund agrees to assist KBDI in obtaining potential studio audience participants. All final decisions regarding the inclusion of suggested participants shall remain at the sole discretion of KBDI.

     (2) The Metropolitan Denver Black United Fund agrees to provide support by any means deemed mutually appropriate, with the marketing and distribution efforts for the program within the public television system.



E.  PRODUCTION FUNDING

     (1)  Lester  Brown  is  responsible   for  payment  to  KBDI  for  specific
          production costs as outlined in the attached budget ("Budget"). In-kind contributions of all three parties are outlined in the Budget.

     (2) Lester Brown shall remit a deposit to KBDI on the above referenced production costs for the Program of 50% (3,000.00) no later than August 15, 1998. The balance of the production costs shall be due on or before the date of studio videotaping (to be mutually determined by all three parties at a later date, but shall be completed no later than November 6, 1998).

     (3) Should additional production funds become available prior to initial broadcast, all in-kind services by all three parties shall be reimbursed pro rata.





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F. DISTRIBUTION AND LICENSING

KBDI shall be solely responsible for establishing and managing all non-broadcast distribution and uplink contracts agreements for the Program, but no contract and/or agreement shall be made without the signatures of all three parties. KBDI shall be responsible for all broadcast distribution contracts and agreements, and shall be responsible for managing all records relating to broadcast distribution. KBDI shall be responsible for fiscal management and accounting for all distribution net revenue, and KBDI shall be responsible for disbursement of all distribution net revenue pro rata to the three parties engaged in this Agreement, as established in the Budget.

KBDI, Lester Brown and the Metropolitan Denver Black United Fund shall work collaboratively and in good faith to increase the marketing and promotion of this Program to other public television stations, and to other distribution organizations deemed mutually appropriate.

Licensing agreements for the purpose of all distribution of the Program will be created, negotiated and managed by KBDI, under the supervision of the Director of Production, and will be the sole responsibility and ownership of KBDI.



G.  DISBURSEMENT OF NET REVENUE

     (1) Net revenue from the distribution of the Program shall b disbursed equally between KBDI, Lester Brown, and the Metropolitan Denver Black United Fund. Net revenue shall be determined and accounted quarterly by KBDI after a pro rata disbursement of in-kind donations are made and after all costs of distributing and Program are paid. KBDI-TV shall provide the aforementioned disbursement to Lester Brown and to the Metropolitan Denver Black United Fund on a quarterly basis.



H.  PLEDGE DRIVES

     (1) KBDI has the right to incorporate the program into all general station fund raising efforts, which includes but is not necessarily limited to pledge Drives. KBDI has the right to offer the program to other PBS affiliates for inclusion in their Pledge Drives. All products associated with any program broadcast during these fund raising efforts are provided gratis by the PBS stations as acknowledgment gifts to viewers that elect to become members of the PBS station. Any funds obtained by the PBS stations for membership are established as contributions to the station as a whole, and are not subject to any disbursement or distribution provisions described in this Agreement.

     (2) KBDI is free of restriction to duplicate the Program onto tape, and to distribute copies of said tape to any and all other public television stations for the purposes described in Section H1 of this Agreement. KBDI is solely responsible for all costs incurred pertaining to the provisions in Section H1 of this Agreement.




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I.PROPRIETARY AND CONFIDENTIAL INFORMATION

KBDI, Lester Brown, and the Metropolitan Denver Black United Fund acknowledge that certain copyrights or other intellectual property rights may arise form this Agreement, or relate to, or result from this Program. All parties agree to uphold any such copyright and right during the production, broadcast and distribution of the Program. All parties agree not to circumvent, attempt to circumvent, or permit any outside party to circumvent any copyright or rights held by any participant of the Program.



J. TERM AND TERMINATION

     (1) The term of this Agreement shall be for fifteen (15) years from the effective date of this Agreement set forth in the Preamble to the Agreement, and shall automatically renew itself on the anniversary of the effective date of this Agreement unless either arty notifies the other in writing of its intention to terminate the Agreement.

     (2) Should Lester Brown fail to provide financial support in the amount of $6,000.00, as outlined in the Budget, all restrictions, responsibilities and ownership, including copyright of the Program, shall revert to KBDI-TV.

     (3) Should KBDI dissolve itself from PBS and all broadcasting in any form, all rights, copyrights, and ownership shall revert jointly to Lester Brown and to the Metropolitan Denver Black United Fund, and/or their estates.



K. DISBUTES

KBDI, Lester Brown, and the Metropolitan Denver Black United Fund agree to operate in good faith in all aspects of the production, broadcast and distribution of the Program. Should there exist any error, confusion, disagreement or copyright violation, both parties agree to resolve the matter as follows:

          (1) To bring the matter to the attention of the appropriate party, in writing, within a reasonable time after the dispute arises.

          (2) To allow a reasonable time from receipt of the notice of dispute to respond to the matter or otherwise resolve the dispute.

          (3) In the event that a dispute cannot be resolved between any of the three parties as outlined in paragraph 1, KBDI-TV, Lester Brown, and the Metropolitan Denver Black United Fund agree that the dispute will be resolved in accordance with the Rules of the American Arbitration Association, within Denver County District Court.






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L. FORCE MAJEURE

Neither KBDI, Lester Brown, or the Metropolitan Denver Black United Fund shall be liable in any way for failures, delays in performance, lost or damages materials (including but not limited to videotape) due to any force majeure conditions including fire, embargo, explosion, power black out, earthquake, flood, war, mechanical accident, act of God or public enemy. All parties may mutually agree to either terminate this Agreement and all provisions, or to extend the time and deadlines to a mutually satisfactory date. All such changes and addendums shall require the written approval of all parties.

GENERAL

The parties hereto agree that this Agreement does not create a partnership, or joint venture and neither party may bind or obligate the other with regard to additional parties. All parties agree that each party is an independent party entitled to make its services and facilities available to the general public, with its own regular place of business.

KBDI and its assigns, Lester Brown, and the Metropolitan Denver Black United Fund hereby warrant that each has the full legal right to enter into this Agreement.


IN WITNESS WHEREOF, both parties have executed this Agreement as of the and year as written in the Preamble of this Agreement.


By:/s/ Ted Krichel
-------------------
Ted Krichel/Kim Johnson           Date
KBDI-TV

By:/s/ Lester Brown                 9-30-98
-----------------------
Lester Brown                      Date
L.L. Brown & Associates, Inc.

By:/s/  Hiawatha Davis
-----------------------
Hiawatha Davis                    Date
The Metropolitan Denver Black United Fund